November 1, 2007

JPMorgan Trust II

245 Park Avenue

New York, NY 10167

Dear Sirs:

JPMorgan Investment Advisors Inc., JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A through October 31, 2008. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ Board of Trustees’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMorgan Investment Advisors Inc.	JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.

By:	By:

Accepted by: JPMorgan Trust II

By:

SCHEDULE A

FUND NAME	Class A	Class B	Class C	Select Class	Institutional Class	Ultra
JPMorgan Intrepid Mid Cap Fund	1.24%	1.99%	1.99%	0.99%		0.83%
JPMorgan Diversified Mid Cap Growth Fund	1.24%	1.99%	1.99%	0.99%		0.89%
JPMorgan Diversified Mid Cap Value Fund	1.24%	1.99%	1.99%	0.99%		0.84%
JPMorgan Equity Income Fund	1.24%	1.99%	1.99%	0.89%
JPMorgan Equity Index Fund	0.45%	1.20%	1.20%	0.20%
JPMorgan Investor Balanced Fund	0.50%	1.25%	1.25%	0.25%
JPMorgan Investor Conservative Growth Fund	0.50%	1.25%	1.25%	0.25%
JPMorgan Investor Growth Fund	0.50%	1.25%	1.25%	0.25%
JPMorgan Investor Growth & Income Fund	0.50%	1.25%	1.25%	0.25%
JPMorgan Large Cap Growth Fund	1.24%	1.78%	1.78%	0.99%		0.80%
JPMorgan Large Cap Value Fund	1.24%	1.99%	1.99%	0.99%		0.59%
JPMorgan Market Expansion Index Fund	0.82%	1.57%	1.57%	0.57%
JPMorgan Multi-Cap Market Neutral Fund	1.75%	2.50%	2.50%	1.50%
JPMorgan Small Cap Growth Fund	1.25%	1.87%	1.87%	1.00%	0.85%
JPMorgan Small Cap Value Fund	1.25%	2.00%	2.00%	1.00%		0.86%